Exhibit 99.1
NEWS RELEASE for February 25, 2010
BIOLASE ANNOUNCES GLOBAL LAUNCH OF iLASE™ PERSONAL LASER
FOR DENTAL MARKET
World’s Smallest Medical Laser Is Wireless, Completely Self-Contained
IRVINE, CA (February 25, 2010) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today announced the global launch of the iLase™ diode laser, the world’s first personal laser for dentists and hygienists designed to perform a full-range of minimally invasive soft-tissue and hygiene procedures. The iLase is being introduced today at the Chicago Dental Society Midwinter Show at McCormick Place West in Chicago.
In its entirety, the iLase is about the size of a large pen, and has five full watts of power. The iLase, along with two batteries, can be transported in a carrying case the size of an eye glasses case and is the first completely self-contained, hand-held dental laser that includes the laser, user interface, battery power, and controls in a single, integrated handpiece with no foot pedals or cords attached.
The iLase is also the only dental laser controlled by a patent-pending finger switch on the laser handpiece, which uniquely eliminates the need for a foot control pedal. It also uses BIOLASE’s proprietary ComfortPulse™ control that lets clinicians adjust the laser for maximum patient comfort and cutting speed.
“The iLase is like no other instrument I have ever used,” said David Eshom, D.D.S., a general cosmetic dentist based in San Diego. “It looks great and works wonderfully. You don’t have to look for a foot pedal as you are trying to reach different parts of the mouth. You just point and shoot.”
BIOLASE Chief Executive Officer David M. Mulder said, “BIOLASE is the market leader in dental lasers. Now with the iLase, we have the best entry-level laser, and the only truly personal laser in the world for both hygienists and dentists. You can literally put everything you need in your pocket for hours of use. This new laser is a revolutionary breakthrough. It changes everything. We have found many dentists and hygienists, who have not used lasers before, are all suddenly clamoring for a chance to try and own an iLase in offices where they were being tested. We have also found that after learning about the iLase, there is a renewed interest in finding out more about the total diode solution in the ezlase™ and the best soft tissue (and hard tissue) lasers in the world, the Waterlase® line.
“A clinician can easily carry all the components of the laser in one hand and you don’t have to plug it into a power outlet,” Mulder added. “That’s why we call it the first ‘personal’ laser.

There is nothing on the dental laser market like it, and we expect the device to significantly improve workflow in the dental suite, by making it easier than ever for any dentist and hygienist to bring laser technology to any patient.”
Craig H. Rubinoff, D.D.S., M.S., a periodontist with Rancho Bernardo Periodontics, said the iLase “feels very balanced in my hand. It feels very ergonomic. We can do everything that can be done with other soft-tissue lasers with this — and not having the foot pedal is amazing.”
Clearance of the iLase by the U.S. Food and Drug Administration (FDA) is pending. Once cleared for the market, the iLase, including handpiece, shroud, batteries, and all standard accessories will be offered at a very competitive price.
The iLase has 10 completely pre-set soft tissue and hygiene procedures at the simple push of a button, including gingivectomy, troughing for crown procedures and sulcular debridement, and a procedure for cleaning between gums and teeth for the treatment of periodontal disease. The iLase and the ezlase both share a comprehensive set of 25 FDA-cleared soft tissue and hygiene procedures. For a full diode solution, the ezlase goes beyond the basic iLase with 20-minute teeth whitening and FDA-cleared pain relief functions.
Mulder continued, “iLase represents a new category for both BIOLASE and for the industry. A self-contained laser tool is something our customers have asked for and we are pleased to be the first to deliver it. No other dental laser company devotes anywhere near the resources we do to Clinical R&D and Engineering. We are looking forward to rolling out iLase with Henry Schein, Inc. (NASDAQ:HSIC), and our other global distribution partners, as soon as it receives regulatory clearance.”
BIOLASE will be demonstrating the iLase at its booth #4619 throughout the Chicago show. The iLase is also being previewed to the media at 10:00 a.m. CST today at McCormick Place, West Building, Room W475A, 2301 S. Indiana Avenue, Chicago, IL 60616. A preview video of the iLase can also be viewed at www.biolase.com.
For more information on the iLase, contact BIOLASE at 1-877-670-4767.
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology, pain management and other medical and consumer markets.
This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
For further information, please contact: Jill Bertotti (investor) and Len Hall (media), of Allen & Caron, +1-949-474-4300.
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